Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED 2024 SALES AND EARNINGS AND 2025 DIVIDEND

Eau Claire, Wisconsin (February 21, 2025) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2024 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2024 consolidated sales increased $47.3 million or 13.9% to $388.2 million from 2023’s levels. Net earnings were up $‐‐‐6.9 million or 20% to $41.5 million ($5.82 per share) from 2023’s $34.6 million ($4.86 per share). The revenue increase was largely driven by the Defense segment. Defense sales increased $42.3 million or 17.5%, due to increased shipments from its sizable backlog. The shipment increase resulted in augmented operating earnings, which increased $4.6 million or 11.9%. Net revenues at the Housewares/Small Appliance segment also were up - $5.2 million or 5.3% reflecting an improved retail environment, better product distribution, and the absence of the disruption to shipments experienced in 2023 resulting from packaging disclosure statements pertaining to the use of the chemical PFAS in coatings. The increased sales, a better product mix and a favorable LIFO inventory adjustment resulted in an operating earnings increase of $5.3 million or 71.4% . As anticipated, the Safety segment reported a loss, as it continued its efforts to secure certification of its smoke detectors and fire extinguishers. The former was finally obtained in January 2025. Comparative portfolio earnings were down largely due to reduced average daily investments, reflecting the need towards the latter part of the year to deploy most of the company’s liquid assets to support the inventory buildup required by the Defense segment to meet contract obligations.

The Board of Directors of National Presto Industries, Inc. announced today the 2025 dividend, which consists of the regular dividend of $1.00 per share. When asked if there would be an extra dividend, Ms. Cohen stated, “Given the size of the Defense segment’s backlog that now exceeds one-billion dollars and the resulting cash requirements entailed in supporting the inventories required to fulfill that backlog, there will be no extra dividend paid in 2025.”

The 2025 dividend is the most recent in an unbroken history of eighty-one years. The record date for the dividend will be ‐‐‐March 4, 2025, and the payment date, ‐‐‐ March 17, 2025. In addition, the Board confirmed May 20, 2025, as the date of the Company’s 2025 annual meeting of shareholders. The record date for the annual meeting will be March 24, 2025.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide detectors and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2024	2023
Net Sales	$388,228,000	$340,912,000
Net Earnings	$41,460,000	$34,559,000
Net Earnings Per Share	$5.82	$4.86
Weighted Shares Outstanding	7,128,000	7,106,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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